Exhibit 99.1

RICK CALACCI JOINS VIASPACE BOARD OF DIRECTORS

PASADENA, CA—February 5, 2007—VIASPACE Inc. (OTCBB: VSPC), a company commercializing proven technologies from NASA and the US Department of Defense, today announced that Mr. Rick B. Calacci has been appointed as an independent director of the company. Mr. Calacci, President of Access Sales Group, has extensive experience as a senior sales and marketing executive.

Previously Mr. Calacci was General Manager/Senior Vice President for Hannspree California, Inc.; President of Moxell Technology, Inc.; Senior Executive Vice President for Sharp Electronics Corporation; and Vice President-Sales for Toshiba America Consumer Products. Mr. Calacci’s expertise is in strategic marketing and sales of consumer electronics and computer products at the retail level, brand building and supply chain management.

“VIASPACE is fortunate to have Mr. Calacci as a board member. Our Direct Methanol Fuel Cell Corporation subsidiary is working to develop the global infrastructure to manufacture, distribute and sell disposable packaged fuel cartridges for fuel cell powered portable electronic devices such as notebook computers and cell phones. These fuel cartridges are analogous to disposable AA batteries, and we expect these cartridges ultimately to be available in all of the retail outlets where you can buy AA batteries. Mr. Calacci will provide strategic advice for the company on cartridge distribution and sales, and in other areas of product sales and marketing. ”

Direct Methanol Fuel Cell Corporation has previously announced fuel cell cartridge manufacturing agreements in Japan, Korea and the US.

About VIASPACE: Originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at www.VIASPACE.com, or contact for Investor Relations, Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 and our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006, as well as general economic and business conditions, the ability to acquire and develop specific projects and technologies, the ability to fund operations, changes in consumer and business consumption habits, and other factors over which VIASPACE has little or no control.